Exhibit 99.1

BIO-key International Announces First Quarter 2006 Financial Results

Wall, N.J. – May 22, 2005 – BIO-key International Inc. (OTC Bulletin Board: BKYI), a leader in finger-based biometric identification and wireless public safety solutions, today reported its financial results for its first quarter ended March 31, 2006.

For the first quarter of 2006, revenue totaled $3.1 million compared to $3.9 million for the first quarter of 2005 and $3.4 million for the fourth quarter of 2005. The operating loss for the first quarter of 2006 was $1.8 million compared to $2.1 million for the first quarter of 2005 and $1.8 million for the fourth quarter of 2005. This represents a 14% year over year improvement. Gross margin for the quarter improved to 76% compared to 70% for the first quarter of 2005 and 76% for the fourth quarter of 2005.

Commenting of the first quarter results, Mike DePasquale, BIO-key CEO, said, “I am pleased with the progress BIO-key is making in the transition to a product focused company developing and selling high margin, high volume software for the public safety and biometrics markets, leading to gross margins that are approaching 80%. While our revenue performance quarter to quarter remains inconsistent, the pipeline of sales opportunities is growing solidly and the size of the contracts we are pursuing are getting larger. Our PocketCop and MobileCop solutions are now being sold by a number of large communications carriers including ATT/Cingular and Sprint/Nextel and our patented VST finger matching software is now available to consumers through WUNworks at CompUSA Online and Tech Data.”

“In March we closed another large biometric contract, valued at $375,000, with the American Association of Medical Colleges (AAMC). This contract is a follow on to the previously announced $400,000 contract with a large and prominent information provider related to authenticating identities. This award continues to establish our presence in the burgeoning commercial biometrics market, which market has the potential to grow exponentially in the coming quarters.”

Notable events during the first quarter were:

BIO-key Wins Contract to Deploy Fire Records System at Asbury Park, New Jersey Fire Department

•                  BIO-key Awarded Contract from Kettering, OH Police Department for New Field Interview Tracking™ (FIT) and TStop™ Products

•                  Hamilton County, Ohio Law Enforcement Agencies Begin 600 Vehicle Implementation of BIO-key’s MobileCopTM

•                  BIO-key International Achieves INCITS 378-2004 Conformance Certification

•                  BIO-key Awarded Contract to Deploy New FireRMS Mobile™ at Hillsborough County Fire Rescue in Florida

•                  Baltimore Police Improve Officer Effectiveness and Community Safety with Added Functionality of BIO-key’s MobileCop™ Wireless Solution

•                  BIO-key Announces the Availability of its IdentityMatch™ Fingerprint Identification Solution

•                  BIO-key Awarded Contract by Ohio Association of Chiefs of Police for Statewide Data Sharing Initiative

After the close of the first quarter, BIO-key announced a contract award from Onondaga County, NY for our Fire Records Management System in conjunction with Intergraph Public Safety that is providing a system wide Computer Aided Dispatch solution. This contract is valued at over $500,000.

As previously announced by the Company in its Form 8-K filings last week, in light of the comments received to date from the Securities and Exchange Commission (SEC) with respect to our accounting for certain embedded derivative instruments contained in our outstanding convertible term notes and warrants, we have determined that it will have to restate our financial statements for the years ended December 31, 2004 and December 31, 2005 as well as for the periods ended September 30, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, and that those financial statements should not be relied upon. Given the SEC’s comments with respect to our accounting for certain derivatives and warrants, our auditors, DS&B, Ltd. (DS&B), have informed us that they have withdrawn their audit report included in the Form 10-KSB related to the Company’s financial statements for the years ended December 31, 2004 and December 31, 2005 and that they would be unable to complete their review of our Form 10-QSB for the quarter ended March 31, 2006. DS&B informed us that the withdrawal of their audit report relates to the SEC’s comments regarding the manner of accounting for certain derivatives and warrants and that there is no other material basis for such withdrawal. Accordingly, the financial statements presented in the Company’s Form 10-QSB filed today may require further restatement, based on the results of our ongoing review and communications with the SEC.

DePasquale added, “We have been involved in a protracted review process with the SEC as it relates to the manner of accounting for certain embedded derivatives and warrants that are part of our outstanding convertible debentures. We are continuing to work to resolve these accounting issues and will complete our updated periodic filings and registration statements as expeditiously as possible, including the restatement of our prior financial statements. We believe these restatements are largely technical in nature and will not impact revenue or cash”.

Commenting on the business outlook, DePasquale, said, “We remain confident with our business outlook for the remainder of the year. With the number of large opportunities awarded to BIO-key in the past 60 days, our expanded channel sales focus and our reduced cost structure, we anticipate revenue growth and solid progress towards profitability in 2006.”

About BIO-key

BIO-key develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high-performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

For more information contact:

Julie Garand

508-460-4036

Julie.garand@bio-key.com

© Copyright 2006 by BIO-key International, Inc